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                                                                     Exhibit 5.1
                            Morrison & Foerster LLP
                              5200 Republic Plaza
                                370 17th Street
                          Denver, Colorado  80202-5638

                                 July 6, 1999

KFx Inc.
1999 Broadway, Suite 3200
Denver, Colorado 80202

Ladies and Gentlemen:

     We have acted as your counsel in connection with the Registration Statement on Form S-8, being filed by KFx Inc., a Delaware corporation (the "Company") with the Securities and Exchange Commission relating to the registration of 2,300,000 shares ("Shares") of the Company's Common Stock, $.001 par value, which will be issuable from time to time under the Securities Act of 1933, as amended, under the Company's 1998 Directors Nonqualified Stock Option Plan (the "1998 Directors Plan"), the 1998 Advisory Committee Nonqualified Stock Option Plan (the "1998 Advisory Committee Plan") and 1999 Stock Incentive Plan (the "1999 Plan").

     In connection therewith, we have reviewed such Registration Statement, certain of the Company's corporate records, documents, instruments and certificates of public officials taken in connection with the adoption of the Plan and the authorization of the issuance of the Shares and such other factual and legal matters as we have deemed necessary for purposes of rendering the opinions set forth herein.

     We have assumed the genuineness of the signatures on and the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as certified or photostatic copies. We also have relied upon the accuracy, as to matters of fact, of officers of the Company. We have relied on Company records and have assumed the accuracy and completeness thereof.

     Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as described in the Prospectus.

2. The 200,000 Shares issuable under the 1998 Directors Plan have been duly authorized and, when issued and delivered in accordance with the terms of the 1998 Directors Plan, will be validly issued, fully paid and nonassessable.
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3. The 100,000 Shares issuable under the 1998 Advisory Committee Plan have been duly authorized and, when issued and delivered in accordance with the terms of 1998 Advisory Committee Plan, will be validly issued, fully paid and nonassessable.

4. The 2,000,000 Shares issued under the 1999 Plan, have been duly authorized and, when issued and delivered in accordance with the terms of the 1999 Plan, will be validly issued, fully paid and nonassessable.

     We express no opinion as to matters governed by laws of any jurisdiction other than the laws of the General Corporation Law of the State of Delaware and the federal laws of the United States of America, as in effect on the date hereof.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement referred to above.

                                            Very truly yours,


                                            /s/ Morrison & Foerster LLP